EXHIBIT 10.14

FIRST AMENDED EMPLOYMENT AGREEMENT
 This First Amended Employment Agreement ("Agreement") is made and entered into on April 6, 2000 effective as of September 1, 1999, by and between Equity One, Inc., a Maryland corporation (the "Company"), and Howard Sipzner (hereinafter called the "Executive").
R E C I T A L S
 A. The Board has determined that this Agreement will encourage the Executive's attention and dedication to the Company.
B. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.
AGREEMENT
 NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:
1. Employment.
1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.
1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the Chief Financial Officer and Treasurer of the Company, shall diligently perform all services as may be assigned to him by the Chief Executive Officer of the Company and shall exercise such power and authority as may from time to time be delegated to him by the Chief Executive Officer, all as customary for the chief financial officer in a corporation of the size and nature of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company, the foregoing being subject to illness, vacation periods as set forth hereinafter, reasonable sick leave, and a five (5) day work week, excluding state, federal and religious holidays observed.
2. Term.
2.1 Review Period. For a period of sixty days following the Commencement Date (as defined below) of this Agreement (the "Review Period"), the Executive or the Company may terminate this Agreement for any reason, or for no reason. Upon termination by the Executive or by the Company during the Review Period, the Company shall pay to the Executive his Base Salary to the date of termination, plus $20,000 of the amount payable in accordance with Section 3.1(a)(ii) hereof and all expenses (as such term is defined in Section 4.1) incurred to the date of termination.
2.2 Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence as of September 1, 1999 (the "Commencement Date") and shall expire on August 31, 2003, unless sooner terminated in accordance with Section 5 hereof (the "Initial Term"). The Initial Term of Employment may be extended pursuant to Section 2.3 below.
2.3 Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one-year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least 90 calendar days prior to the Expiration Date of its or his election not to renew the Term of Employment.
2.4 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment", and the date on which the Term of Employment shall expire, is sometimes referred to in this Agreement as the "Expiration Date".
3. Compensation.
3.1 Sign-On Bonus. Sixty (60) days after the Commencement Date and provided that the Executive was not terminated pursuant to Section 2.1 hereof, the Executive shall receive, at the Executive's election, to be evidenced by (i) 5,000 shares of restricted stock of the Company, which shares of restricted stock will be subject to the terms and conditions of the restricted stock agreement attached hereto as Exhibit A (the "Restricted Stock Agreement"), or (ii) at Executive's election, with written notice to the Company, a cash payment of $40,000, of which $20,000 is payable on each of January 1, 2000 and June 1, 2000 (the "Sign-On Bonus").
3.2 Base Salary. The Executive shall receive a base salary at the annual rate of $170,000 during the first twelve month period following the Commencement Date, and a base salary at the annual rate of $187,000 from the first anniversary of the Commencement Date until the second anniversary of the Commencement Date (the "Base Salary"), with such Base Salary payable in quarterly installments, in advance, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, and may, by action and in the sole discretion of the Board, be increased at any time or from time to time. In addition, on each anniversary of the Commencement Date following the second anniversary of the Commencement Date, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index, for the Miami-Dade County, Florida area published by the United States government (the "Index") for the immediately preceding twelve-month period exceeds such index for the next preceding twelve-month period. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Miami-Dade County, Florida area as published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics.
3.3 Bonuses.
a. During each fiscal year of the Company, the Executive shall be eligible to receive a bonus in an amount equal to twenty-five percent of the Executive's Base Salary (the "Minimum Bonus Payment"); provided that the Executive shall only be entitled to the Minimum Bonus Payment in any year of the Term of Employment if the percentage by which the Company's funds from operations per share exceeds the Company's funds from operations per share for the preceding year (the "Company FFO Growth") is equal to the percentage by which the aggregate average funds from operations per share of the companies represented on Schedule A attached hereto (the "Peer Group") for such fiscal year exceeds the aggregate average funds from operations per share of the Peer Group for the immediately preceding fiscal year (the "Peer Group FFO Growth").
b. If for any fiscal year, the Company FFO Growth exceeds the Peer Group FFO Growth, the Minimum Bonus Payment will be increased by a percentage equal to the percentage by which Company FFO Growth for such fiscal year exceeds the Peer Group FFO Growth for such fiscal year (the "Adjusted Bonus Payment"); provided, however, that any Adjusted Bonus Payment shall not exceed seventy-five percent of the Executive's Base Salary for such fiscal year. An example of the calculation of the Adjusted Bonus Payment for illustrative purposes is provided below:
Peer Group FFO Growth: 7%
Company FFO Growth: 10.5%
Adjusted Bonus Payment:
Minimum Bonus Payment + (Minimum Bonus Payment x (Company FFO Growth - Peer Group FFO Growth))
Peer Group FFO Growth
or
25% of Base Salary + (25% of Base Salary x 10.5-7) =
7
25% of Base Salary + (25% of Base Salary x 0.5) = 37.5% of Base Salary
c. The Executive may elect to receive all or any portion of the Minimum Bonus Payment or the Adjusted Bonus Payment, as the case may be (the "Cash Compensation"), in a number of shares of restricted stock of the Company which shall be equal to the Cash Compensation, divided by 85% of the fair market value of the common stock of the Company at such fiscal year end; provided, however, that if the Executive elects to receive a portion of the Cash Compensation in shares of restricted stock, the Executive must elect to receive the restricted stock so elected in rounds lots of one hundred shares of restricted stock. The restricted stock granted under this Section 3.3(c) will be subject to the terms and conditions of the Restricted Stock Agreement.
d. During each year of the Term of Employment, the Executive shall be eligible to receive 6,000 shares of restricted stock (the "Minimum Restricted Stock Bonus Payment"); provided that the Executive shall only be entitled to the Minimum Restricted Stock Bonus Payment in any year of the Term of Employment if the Company FFO Growth is equal to the Peer Group FFO Growth for such fiscal year.
e. If for any fiscal year the Company FFO Growth exceeds the Peer Group FFO Growth, the number of shares granted as the Minimum Restricted Stock Bonus Payment will be increased by a percentage equal to the percentage by which the Company FFO Growth for such fiscal year exceeds the Peer Group FFO Growth for such fiscal year (the "Adjusted Restricted Stock Bonus Payment") in the same manner as the calculation of the Adjusted Bonus Payment pursuant to Section 3.3(b) hereof. Any restricted stock granted under Sections 3.3(d) or (e) (the "Long-Term Compensation") will be subject to the terms and conditions of the Restricted Stock Agreement.
f. The "Cash Compensation" or "Long-Term Compensation" payable pursuant to Sections 3.3(a), (b), (c), (d) or (e) are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.
g. For the Bonus Period in which the Executive's employment with the Company terminates for any reason, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive's employment with the Company terminates) of the bonus otherwise payable under Sections 3.3(a), (b), (c), (d) or (e) for the Bonus Period in which such termination of employment occurs; provided, however, that (i) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive's employment so terminates in the event of a termination in accordance with Sections 5.2, 5.3, 5.4 or 5.6 and (ii) the calculation of the Company FFO Growth and the Peer Group FFO Growth used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board (the "Termination Quarter"). The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the "Termination Year Bonus". Any shares of restricted stock that would otherwise be granted to the Executive pursuant to Sections 3.3(c), 3.3(d) or 3.3(e) hereof in the event of a termination during any Bonus Period pursuant to Section 5 hereof will be paid in cash in an amount equal to the fair market value of the common stock of the Company. "Fair market value", for purposes of this Section, shall mean the average of the closing price on the New York Stock Exchange of the common stock for the last ten (10) days of trading immediately preceding the date of Termination.
h. For the Bonus Period ended December 31, 1999, the Company shall pay to the Executive a pro rata portion (based upon the period commencing on the Commencement Date) of the bonus otherwise payable under Sections 3.3(a), (b), (c), (d) or (e) for such Bonus Period; provided, however, that the calculation of the Company FFO Growth and the Peer Group FFO Growth used to determine the Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board.
i. The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.
j. Any Cash Compensation payable pursuant to Sections 3.3(a) or (b) shall be paid by the Company to the Executive within 2 1/2 months after the end of the Bonus Period for which it is payable, except as otherwise provided for in this Agreement. Any restricted stock granted pursuant to Sections 3.3(c), (d) or (e) shall be granted by the Company to the Executive in accordance with the Restricted Stock Agreement, and in accordance with Section 5 hereof.
4. Expense Reimbursement and Other Benefits.
4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.
4.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical and hospitalization insurance plans, and any and all other plans, as are presently and hereinafter offered by the Company to its executives and shall be reimbursed for reasonable costs of the Executive for the purchase of disability insurance with the amount of such reimbursement not to exceed $3,000.
4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help, cellular phone, laptop computer and home fax machine and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.
4.4 Automobile. During the Term of Employment, the Company shall provide the Executive with an automobile, together with reimbursement of the reasonable operating expenses thereof.
4.5 Stock Options. On the Commencement Date, the Executive shall be granted options (the "Stock Options") to purchase 175,000 shares of common stock (the "Common Stock") at an exercise price of $9.90 under (and therefore subject to all terms and conditions of) the Company's 1995 Stock Option Plan, as amended, and any successor plan thereto (the "Stock Option Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The terms and conditions of the Stock Options shall be determined in accordance with the Stock Option Agreement attached hereto as Exhibit B and pursuant to the Stock Option Plan.
4.6 Other Benefits. The Executive shall be entitled to twenty-one days of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.
5. Termination.
5.1 Termination for Cause. On or after the expiration of the Review Period, the Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence or willful misconduct in connection with the performance of the Executive's duties hereunder. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 5.1, within seventy-five (75) days of the end of the fiscal quarter in which the termination is effected, the Company shall pay to the Executive his accrued but unpaid Cash Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company in accordance with Section 3.3(g), and the Executive shall remit to the Company that pro rata portion of his Base Salary for any remaining period of the fiscal quarter for which the Executive received his Base Salary in advance pursuant to Section 3.2. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1). Upon termination of the Executive's employment pursuant to this Section 5.1, any unvested portion of the restricted stock granted to the Executive pursuant to Sections 3.1, 3.3(c), 3.3(d) and 3.3(e) shall terminate. All of the Stock Options granted to the Executive pursuant to Section 4.5 which are vested at the time of the termination of the Executive's employment pursuant to this Section 5.1 may be exercised until the earlier of (x) the three-month period immediately following the date of such termination of employment and (y) the expiration of the term specified in the Stock Option.
5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, within seventy-five (75) days of the end of the fiscal quarter in which the termination is effected, the Company shall pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date on which the Executive first becomes disabled, calculated in accordance with Section 3.3(g) hereof, and the Executive shall remit to the Company that pro rata portion of his Base Salary for any remaining period of the fiscal quarter for which the Executive received his Base Salary in advance pursuant to Section 3.2. Further, all Stock Options granted to the Executive pursuant to Section 4.5, whether or not then vested, may be exercised until the earlier of: (x) the end of the 12-month period following the date of such termination of employment, or (y) the expiration of the term specified in the Stock Option. Further, any unvested portion of the restricted stock granted to the Executive pursuant to Sections 3.1, 3.3(c), 3.3(d) and 3.3(e) shall immediately vest. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, calculated in accordance with Section 3.3(g) hereof. Each Stock Option held by the Executive at the time of death, whether or not vested, may be exercised by the person or persons to whom the Stock Options shall pass by will or by the laws of descent and distribution (but by no other persons) until the earlier of (x) the end of the 12-month period immediately following the date of death (or such longer period as is permitted by the Committee); and (y) the expiration of the term specified in the Stock Option; provided, however, that in no event is the term of the Stock Option to be deemed to expire prior to the end of three months from the date of death of the Executive. Further, any unvested portion of the restricted stock granted to the Executive pursuant to Sections 3.1, 3.3(c), 3.3(d) and 3.3(e) shall immediately vest. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2 or 5.3), the Company shall (i) continue to pay the Executive's Base Salary for a period (the "Continuation Period") which is 180 days following the termination of the Executive's employment with the Company, in the manner and at such time as the Base Salary otherwise would have been payable to the Executive, (ii) continue to calculate the Incentive Compensation and continue to provide the Executive with the benefits he was receiving under Sections 4.2, 4.4 and 4.6 hereof (the "Benefits") through the end of the Continuation Period in the manner and at such times as the Incentive Compensation or Benefits otherwise would have been payable or provided to the Executive, (iii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the end of the Continuation Period calculated in accordance with Section 3.3(g) hereof, and (iv) pay to the Executive a lump sum payment equal to the greater of (x) the sum of the Executive's Base Salary plus the Incentive Compensation for the preceding fiscal year or (y) the sum of one-half of the Executive's Base Salary for any remaining portion of the Initial Term plus the Incentive Compensation for the preceding fiscal year, such amounts to be paid to the Executive within fifteen (15) days of the end of the Continuation Period. Upon any termination pursuant to this Section 5.4, the Executive shall remit to the Company that pro rata portion of his Base Salary for any remaining period of the fiscal quarter for which the Executive received his Base Salary in advance pursuant to Section 3.2.
In the event that the Company is unable to provide the Executive with any Benefits under any plans maintained by the Company by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit that otherwise would have accrued for the Executive's benefit under the plan, for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Further, all of the Stock Options granted to the Executive pursuant to Section 4.5 which are vested at the time of the termination of the Executive's employment pursuant to this Section 5.4 may be exercised until the earlier of (x) the three-month period immediately following the date of such termination of employment and (y) the expiration of the term specified in the Stock Option. Any unvested portion of the restricted stock granted to the Executive pursuant to Sections 3.1, 3.3(c), 3.3(d) and 3.3(e) shall immediately vest. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.5 Termination by Executive.
a. The Executive shall at all times have the right, upon sixty (60) days written notice to the Company, to terminate the Term of Employment.
b. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive, the Executive shall remit to the Company that pro rata portion of his Base Salary for any remaining period of the fiscal quarter for which the Executive received his Base Salary in advance pursuant to Section 3.1 within seventy-five (75) days of the end of the fiscal quarter in which the termination is effected. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1). Upon termination of the Executive's employment pursuant to this Section 5.5, any unvested portion of the restricted stock granted to the Executive pursuant to Section 3.1, 3.3(c), 3.3(d) and 3.3(e) shall terminate. All of the Stock Options granted to the Executive pursuant to Section 4.5 which are vested at the time of the termination of the Executive's employment pursuant to this Section 5.5 may be exercised until the earlier of (x) the three-month period immediately following the date of such termination of employment and (y) the expiration of the term specified in the Stock Option.
5.6 Change in Control of the Company.
a. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, and (ii) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.4 hereof, the Company shall (i) continue to pay the Executive's Base Salary for a period (the "Continuation Period") which is 180 days following the termination of the Executive's employment with the Company, in the manner and at such time as the Base Salary otherwise would have been payable to the Executive, (ii) continue to calculate the Incentive Compensation and continue to provide the Executive with the Benefits through the end of the Continuation Period in the manner and at such times as the Incentive Compensation or Benefits otherwise would have been payable or provided to the Executive, (iii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the end of the Continuation Period calculated in accordance with Section 3.3(g) hereof, and (iv) pay to the Executive a lump sum payment equal to the greater of (x) the sum of the Executive's Base Salary for the year then in effect plus the Incentive Compensation for the preceding fiscal year or (y) the sum of the Executive's Base Salary for any remaining portion of the Initial Term plus the Incentive Compensation for the preceding fiscal year, within fifteen (15) days of the end of the Continuation Period. Further, upon the Change in Control, the Executive's Stock Options shall immediately vest. The Stock Options which become vested pursuant to this Section 5.6 may be exercised until the earlier of the (x) the three-month period immediately following the date of such termination of employment and (y) the expiration of the term specified in the Stock Option. Any unvested portion of the restricted stock granted to the Executive pursuant to Sections 3.1, 3.3(c), 3.3(d) and 3.3(e) shall immediately vest. The Company shall have no further liability hereunder (other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (2) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
b. For purposes of this Agreement, the term "Change in Control" shall mean:
(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);
(ii) Individuals who, as of the Commencement Date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided (i) that any person becoming a director subsequent to the Commencement Date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) or (ii) any individual appointed to the Board by the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
(iii) the acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 30% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, or (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or any affiliate of such person, entity or "group."
5.7 Termination by Expiration. If, at the end of the Initial Term (or at the end of any one-year renewal term as provided in Section 2.3), the Company has delivered written notice to the Executive of its intention not to renew the Term of Employment (other than for Cause, as defined in Section 5.1), all Restricted Stock granted to the Executive pursuant to Sections 3.3(c), (d) and (e) shall immediately vest.
5.8 Survival. The provisions of this Section 5 shall survive the termination of this Agreement, as applicable.
6. Restrictive Covenants.
6.1 Non-competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason (other than pursuant to Section 5.4 or 5.6 hereof), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the ownership, management, acquisition and/or development of shopping centers in the State of Florida shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation; provided, further, that the employment of the Executive by a securities, financial services or investment banking firm shall not be deemed to be a violation of this Section 6.1.
6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.
6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a two (2) year period after the termination of the Executive's employment with the Company for any reason, for the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.
6.4 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.
6.5 Definition of Company. Solely for purposes of this Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.
6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.
6.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
6.8 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur.
6.9 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.
7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
8. Mediation. Except to the extent the Company has the right to seek an injunction under Section 7 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.
9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward or Miami-Dade Counties, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.
10. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.
11. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.
14. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Equity One, Inc., 1600 N.E. Miami Gardens Drive, Suite 200, North Miami Beach, Florida 33179, Attention: Chaim Katzman, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.
15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
16. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
17. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
18. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.
19. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
20. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
COMPANY:

EQUITY ONE, INC.

/s/ Chaim Katzman
Name: Chaim Katzman
Title: Chief Executive Officer and Chairman of the Board

EXECUTIVE:

/s/ Howard M. Sipzner
Name: Howard Sipzner

Schedule A

Peer Group

Bradley Real Estate Inc.
First Washington Realty Trust, Inc.
IRT Property Company
Konover Property Trust
Kranzco Realty Trust
Malan Realty Investors
Mid-Atlantic Realty Trust
Pan-Pacific Retail Properties, Inc.
Ramco Gershenson Properties, Inc.
Western Properties Trust

EXHIBIT A RESTRICTED STOCK AGREEMENT

EXHIBIT B STOCK OPTION AGREEMENT